EX 99.1

Corporate Headquarters

70 East 55th Street, 9th Floor

New York, NY 10022

877.826.BLUE (2583)

www.bluerockre.com

PRESS RELEASE

For Immediate Release

BEMT ANNOUNCES ESTIMATED NET ASSET VALUE OF $10.04 PER SHARE

New York, NY (January 3, 2013) – Bluerock Enhanced Multifamily Trust, Inc. (“BEMT” or the “Company”) today announced an estimated net asset value of the Company’s common stock of $10.04 per share as of December 17, 2012, based on independent appraisals of its real estate assets. The estimated per share value is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of December 17, 2012.

In connection with the valuation, the Company’s advisor engaged the services of an independent appraisal firm to appraise all of the Company’s properties in order to address the shortcomings cited by the industry in other valuation efforts.

The appraisal firm conducted its valuation in conformity with the Code of Professional Ethics & Standards of Professional Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice. The appraisal firm valued each property using the Income Capitalization Approach, the Sales Comparison Approach, and the Discounted Cash Flow Approach. The appraisal firm independently developed the models, assumptions, cash flow projections, capitalization rates, discount rates, and discount periods it used in applying each approach, after performing site and market visits, and reviewing rent rolls, historical financial statements, and other market data as it believed appropriate for each property.

“We believe the determination of a net asset value of $10.04 per share is a validation of our strategy of purchasing quality assets in strong markets with substantial upside, alongside strong local partners,” noted James Babb, Bluerock Real Estate’s Chief Investment Officer.

“Our decision to use fully independent appraisals as a basis of the valuation resulted from a commitment of our management and Board of Directors to provide the highest possible level of transparency for our investors,” noted Ramin Kamfar, Bluerock’s CEO and Founder.

The key assumptions and limitations of the valuation are disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 2, 2013, which is available at: www.sec.gov

Additional highlights and accomplishments achieved in 2012 include:

•	Sale of the Company’s interest in The Apartments at Meadowmont in Chapel Hill, NC in June 2012 for a 92% total return on equity invested after a 26 month hold.

•	Contract to construct 23Hundred at Berry Hill - 266 class A units in located in Nashville, TN, one of the most active rental markets in the country at a 26% - 35% discount to recent downtown Nashville sales comparables.

•	Purchase of a joint venture interest in Enders Place - 198 class A units at Baldwin Park in Orlando FL in October 2012 from the lender at a 47% discount to the original face amount of the loan.

•	Purchase of a joint venture interest in MDA Apartments - 190 class A units in a 24 story downtown Chicago high rise in December 2012 at a 20% + discount to recent downtown Chicago sales comparables.

BEMT is a publicly registered, non-traded real estate investment trust. For copies of BEMT’s public company filings, please visit the U.S. Securities and Exchange Commission’s website at www.sec.gov or the Company’s website at www.bluerockre.com/bemt.

About Bluerock Real Estate

Bluerock Real Estate is a national real estate investment firm headquartered in Manhattan which was founded to provide institutional investments for the individual investors. Bluerock principals have over 80 years aggregate experience and have transacted on over 30 million square feet and $6 billion in acquisitions, primarily on behalf of leading U.S. institutional investors. Bluerock currently focuses on acquiring, managing, and developing stabilized, value-added, and opportunistic multifamily and office properties throughout the United States.

Forward-looking Statements

This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to its estimated net asset value, quality of the Company’s assets and valuation methodology. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the financial performance of future acquisitions, uncertainties relating to changes in general economic and real estate conditions; the impact of current and future regulation; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES.